Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 3 on Form S-3 to the registration statement on Form S-4 No. 333-205452) of CalAtlantic Group, Inc. for the registration of 49,257 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2015, with respect to the consolidated financial statements of The Ryland Group, Inc. and subsidiaries, and our report dated February 24, 2015, with respect to the effectiveness of internal control over financial reporting of The Ryland Group, Inc. and subsidiaries, included in CalAtlantic Group, Inc.’s Current Report on Form 8-K dated October 5, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

October 21, 2015